EXHIBIT 99.2

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

PARTICIPANTS

Corporate Participants

P. Mathew Verghese – CFO, Senior VP & Head-Investor Relations
Richard A. Degner – Chairman, President & Chief Executive Officer

Other Participants

Bradley Handler – Research Analyst, Credit Suisse (United States)
Collin Gerry – Research Associate, Raymond James & Associates
Joe Hill CFA, MBA – Vice President, Tudor Pickering Holt & Co. Securities, Inc.
James Carlyle West – Research Analyst, Barclays Capital, Inc.
Gary W. Stromberg – Research Analyst, Barclays Capital, Inc.

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, ladies and gentlemen, and welcome to the Global Geophysical Services Q2 Earnings Call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will be given at that time. As a reminder, today’s conference call is being recorded. Joining us today on the call is Mr. Richard Degner, CEO, and Mr. Mathew Verghese, CFO. Mathew, please go ahead.

P. Mathew Verghese, CFO, Senior VP & Head-Investor Relations

Thank you. Quick Safe Harbor language. Global cautions statements made today, which are forward-looking and that provide other than historical information, involve risks and uncertainties that may materially affect our actual results. A discussion of these is in our 10-K. We disclaim any intent or obligation to revise anything forward-looking whether as a result of new information, future events or otherwise.

With that, I’m going to turn it over to Rich to go through things.

Richard A. Degner, Chairman, President & Chief Executive Officer

Thank you, Mathew. This morning we reported fully diluted earnings of $0.02 per share on a revenue base of $85.3 million for the second quarter. Revenues increased sequentially from Q1 by 11% and are up more than double from last year’s Q2 results.

Our proprietary services activities generated revenue of $46.4 million during the second quarter, up from $16.4 million in the second quarter of 2010. Proprietary revenues were mostly comprised of debt acquisition programs in Latin America along with the initial revenue contributions from our reactivation of crews in the Eastern Hemisphere. Global’s backlog for proprietary data services at the end of the second quarter was approximately $108 million.

Our multi-client services generated revenues of $38.9 million for the quarter including library late sales of $7.2 million. Late sales revenues for the quarter were primarily driven by licenses to data assets in the Eagle Ford, Bakken and Haynesville Shale plays. Our data library grew to over 5,200

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

square miles at the end of Q2. Global’s backlog for multi-client services at the end of the second quarter was $152 million, up from $144 million at the end of the first quarter.

Operating margins for the second quarter were approximately 10%. Operating margins for the first half of 2011 are approximately 12%. Margins for the second quarter reflected mobilization and reactivation costs in the Eastern Hemisphere and Latin America.

Onshore, we are continuing to increase asset utilization levels across all regions. As noted in our release, sector wide capacity continues to tighten. Within certain regions, notably North America, data acquisition services capacity is near full utilization and expected to remain at that level through early 2012. Global’s marine, sea floor and transition zone assets remained idle during the second quarter. We continue to bid these specialized assets in a discipline manner. As our marine assets return to operation, we expect them to contribute meaningfully to future results.

Pricing is improving some, but remains frustratingly modest considering robust E&P activity levels across all geographic regions. We continue to believe that with reasonable industry discipline, there remains meaningful uplift in margin as pricing responds to high activity levels.

In addition to the growth of our data library, we continue to make meaningful progress expanding our integrated geoscience capabilities both laterally and vertically. Our supply chain now allows us to source 50,000 AutoSeis land nodal channels on an annualized basis. We expect this run rate sourcing capacity to increase in future periods.

Our proprietary AutoSeis recording channels and ancillary systems are available at substantially reduced investment to our historical spend. In addition, we have made meaningful progress in our microseismic business.

In addition to enhancing our intellectual property assets, we have executed on several microseismic acquisition and processing programs as well as providing reprocessing services, leveraging our recently acquired STRM Technologies. Our backlog includes several microseismic programs that should provide a strong foundation for future growth in this business.

Finally, we continue to expand Global’s basin inside offering as part of our continuing strategy to bridge geophysical data with petrophysical data. This integrated offering provides basin-wide shale descriptions that allow operators to quantify shale quality, evaluate the acquisition of acreage and asset packages, and enables optimization of well productivity and field recovery.

With that, I’ll hand it back to Mathew for some supplemental financial information.

P. Mathew Verghese, CFO, Senior VP & Head-Investor Relations

Thanks, Richard. A few items that are observable from this morning’s release. The second quarter’s EPS was impacted by a higher than expected tax rate. Normalized to statutory U.S. rates, there was approximately a $0.03 per share dilution effect for the quarter.

Second quarter gross margins for our proprietary service activities were 15% compared with 32% for our multi-client services. Proprietary services experienced a sequential margin compression of 960 basis points, primarily attributable to the factors, Richard cited, including asset reactivation program launch and redeployment cost outside of the U.S. market.

We generated $41.5 million of EBITDA during the second quarter. Library amortization rate for the quarter was 68% in line with our cumulative rate. Implied by the amortization rate remains a 1.5x revenue multiple view with respect to our library investments.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

For certain data library assets, we are evaluating instances in which projected revenue targets maybe reached much earlier than initially projected. As such, future periods may reflect adjustments in the amortization rate to reflect increased revenue projections.

We expect multi-client cash investment for 2011 to be in the range of $170 million to $180 million, of which $102 million had been invested as of June 30th. As you will know, we have updated the supplemental information schedule with respect to our multi-client library to break out the number of square miles at each period end.

With respect to our $260 million of backlog as of June 30th, Global expects to recognize between 70% to 75% of that amount during the next two quarters. The variance, as always, is intended to reflect potential effects of permit availability timing, weather related factors and other schedule issues.

With that, we welcome your questions.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question comes from Brad Handler of Credit Suisse. Please go ahead.

<Q – Bradley Handler – Credit Suisse (United States)>: Thanks. Good afternoon, guys.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Good morning, Brad.

<Q – Bradley Handler – Credit Suisse (United States)>: Could – let me make it a little louder. Could – why don’t you please give us an update on the reactivation? How much can we think about that factor influencing Q3?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: With the reactivation in the Eastern Hemisphere is activating crews in three countries. Pricing still remains challenging there. It is strengthening a bit, but with the assets that we have in that region, we should ultimately be able to generate $50 million to $60 million of annual-ish revenue from those assets. And we should be ramping up I would think to that level if the market remains robust and we’re successful in securing backlog for those crews. We should be able to be ramped up to that by the end of the year and we can obviously take those core assets and flex them up by adding more recording instrumentation in there and getting more scale out of that. But, that’s probably a good average number to assume that those assets can generate in terms of revenue.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Brad, I’ll give you a bit more granularity. By the end of June, all three of the programs in the Eastern Hemisphere had come online and started generating revenue. In addition to that, the rebalancing of our assets in the Latin American region, notably moving additional assets into Brazil, had been completed, and those assets are active really at this point in the third quarter. The related observation then with respect to proprietary backlog is that we would expect in the range of 90% to 95% of the proprietary backlog to be recognized over the next two quarters.

<Q – Bradley Handler – Credit Suisse (United States)>: Okay. So it sounds like the messaging is – just to be clear that be – that you – we should expect to see as far as what we can tell today anyway, I mean good utilization through the course of the third quarter. So the reactivation costs and the related downtime is not – that’s not relevant for the third quarter.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Yeah. I think the margin compression that we saw on gross margins in the proprietary business close to 1,000 basis points of margin. We should not have that as a factor with respect to margins as we go into Q3 on the proprietary business.

<Q – Bradley Handler – Credit Suisse (United States)>: I guess...

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Let me comment further Brad. Just on – on the marine side, we hope to be reactivating those assets here in Q3. We do have some backlog for them here in the U.S. for a subset of those. We do have some big projects outstanding. So, we’ve got a $50 million, $60 million-ish business there as well, likely more with good pricing and a good market. And we’re getting no contribution from that right now.

Further on the Eastern Hemisphere assets, just to what Mathew said, I mean we will – we have reactivated these assets. Some of those startup costs are spread out over the project. You will see a little bit of overhang on that if not cash, but it will hit the bottom-line. And so, as we activated those, some of those costs are incurred at the time we start the crews, some of them are spread out over the project. So you’ll see a little bit of that cost overhang through Q3.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

<Q – Bradley Handler – Credit Suisse (United States)>: Okay. So that will continue to influence the margins a little bit. Okay, that’s very helpful. Just to clear on the marine side then, there are some activation costs or reactivation costs we should expect to see in the third quarter on that part of the business with some revenue associated with it you expect in the third quarter?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: We probably third quarter end of September, the likelihood – it’s the regulatory issues here in the U.S. Gulf of Mexico right now. So, I’m going to say the likelihood is we won’t have those crews reactivated. That crew in the U.S. here reactivated by the end of Q3, likely end of Q4. And then we’ve got the challenge of operating with difficult, the hurricane season and some of the winter weather in the Gulf of Mexico. We think our project is still viable. Even if we have to tolerate those weather conditions, it would just mean that we would have a slightly diminished profitability on the job, slightly increased cost as a result of combating those weather conditions, but we should hope to have that crew going by the end of the year.

<Q – Bradley Handler – Credit Suisse (United States)>: Got you, got okay. Okay.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: The Eastern Hemisphere marine operations are all in – I think in Sri Lanka we are bidding in numerous areas. We have some real nice large outstanding bids with that gear nothing secured yet, but the likelihood to be producing revenue before the end of this year is low, but we sure want to show you by the end of the year we got backlog for that equipment again.

<Q – Bradley Handler – Credit Suisse (United States)>: Great. Okay. Well, that’s very helpful. Thanks. I’ll get back in the queue.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Thanks, Brad.

Operator:  Our next question comes from Collin Gerry of Raymond James. Please go ahead.

<Q – Collin Gerry – Raymond James & Associates>: Hey, good afternoon, everyone.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Hey Collin.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Hello, Collin.

<Q – Collin Gerry – Raymond James & Associates>: Math, I want to follow-up on the statement you made regarding the review of your multi-client progress and I guess, changing the amortization rate. Can I get a better understanding of how that’s going to necessarily impact the income statement next couple of quarters? Are we just going to see a change in that percentage amortization rate or is there going to be a one-time gain or how does that actually kind of work?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: We are still evaluating it, but the drivers, let me take you through that. At the time that we establish a multi-client program, we take a view as to what the total revenue potential of that is and then the amortization rate is built on that as you know.

<Q – Collin Gerry – Raymond James & Associates>: Right.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: And so far it’s been at an average across the portfolio of 1.5x. Well, there happen to be both through ordinary course late sales, as well as some catalyst transactions, the possibility for some of our assets, for instance, certain Eagle Ford assets that will reach that threshold much earlier.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

So, from an accounting effect perspective, if there is a change in amortization rate, let’s say, for instance, we increased the revenue multiple view by a half turn from 1.5x to 2x. That’s a 17% change in amortization rate from 67% to 50% on that asset. So, we don’t have a blended view at this point as to what that may be, but we just wanted to make sure and signal to you that what we are observing at this point is with respect to some of the assets is that we appear to have been very conservative with respect to what our revenue expectations were for those assets.

<Q – Collin Gerry – Raymond James & Associates>: And just to follow-up there. Is your original conservatism, has the change since then been driven – is the big driver there, the A&D cycle that we appear to be in, the big PetroHawk BHP activity? Is it stuff like that that is changing it, or is it that amongst other things?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Yeah, without commenting on any individual transaction, what we’d say is we had always expected that monetization pathways for the assets were going to be a combination of pre-commitment revenues, incremental late sale licenses, and then the A&D cycle, and then our basin-wide – basin inside offerings that bundle larger portfolios of datas together.

So that combination was always expected. The variability, of course, is timing here. And so, I think what we’re now observing is the timing of items two, three and four are occurring a little faster or could occur a little faster than we had originally expected.

<Q – Collin Gerry – Raymond James & Associates>: Got you. I want to switch gears and think a little bit more strategically. I think you and your competitors, for a couple quarters now, have kind of said that the U.S. is tightening and pricing has moved – is moving in the right direction, utilization rates and backlogs seem to be building. And I kind of want to get an understanding of what that means for 2012? Obviously, things should be good. From a mix perspective, would you expect your pre-commitment portion of multi-client revenues to be up in 2012? That is to say, are you going to continue to invest in multi-client the same rate that you are right now or move your crews more into the proprietary market?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: We certainly believe that the multi-client model at target level returns continue to be a very viable allocation of our balance sheet and capital. So, at this point we would not expect to moderate from that view. It is reasonable to expect that given our ability to scale capacity in the U.S. with our proprietary land nodal systems that we will also capture a growing share of proprietary programs as margins for those start approaching our minimum target levels.

<Q – Collin Gerry – Raymond James & Associates>: And final one from me, I doubt I’ll get an answer. But, where would you bracket kind of current bidding margins in the proprietary side, are we north of 30, are we in the 20 still?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: It depends on where you’re at. Here in the market – I mean, we obviously have a different goal post than our competition because we haven’t won much proprietary work at all in the last two years here in the U.S. So, we believe that in order to make money, in order to withstand the risk profile of this business because as you listen to these calls from ourselves and competitors, you probably always hear about all the things that go wrong. Well, that’s the seismic business. In other words, there is a lot of unforeseens and things we have to tolerate. There is a lot of capital requirement. There is a lot of operating capital. So to do all that you need 35ish percentage EBITDA numbers in order to remain profitable in the long haul. So, it’s – in the absence of that and that’s what we used to do when we worked for industry leading companies in our former lives and we did it fairly consistently. And so – but again, we have, obviously, different goal post because we don’t win much proprietary work.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

We really believe that eventually discipline will manifest. We believe that our new AutoSeis technology really enables us to provide an exceptional Reservoir Grade product at a better cost point. And so, when folks can get something better for a similar price, geoscientists typically want that. And so we’re going to focus on that as something to enable us to be even more commercially competitive.

Meanwhile, we can use library and our differentiated offering there in the U.S. and we continue to do that to differentiate and to do it at scale and to delivery economies of scale and to integrate with the petrophysical. And so, all of that value proposition really works.

Internationally, you have even likely a higher risk profile and you have a certainty of a lower utilization rate. And therefore, during your projects you must make substantially more money in order finish after Christmas at the end of December and look back at the year and let your shareholders know that you made money. So we continue to bid there with similar margins and we will continue to do that with discipline going forward.

<Q – Collin Gerry – Raymond James & Associates>: Rich, just to kind of take that one step further using your football analogy with the goal post, would you say the market is on the five-yard line looking at your goal post, or we still the 50 in terms of reaching that hurdle rate of 35% margins that you are kind of targeting?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Are we talking soccer or NFL?

<Q – Collin Gerry – Raymond James & Associates>: Well, I don’t even know to tell you at this point.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: There are days that I don’t even know if they know what our goal post look like. So I’m not sure that I can answer that.

<Q – Collin Gerry – Raymond James & Associates>: All right. Well, I tried. All right. Thanks, guys.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Thanks.

Operator:  And our next question comes from Joe Hill of Tudor Pickering. Please go ahead.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Good afternoon.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Joe, how are you?

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Doing well, sir. Just to follow-up a little bit, and maybe take another cut at pricing in a different manner. Rich, do you think we’re going to faster price acceleration domestically for proprietary or internationally?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Yes.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. Both equally fast. I take, I mean.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: I don’t know, Joe. It’s – internationally – the U.S. should accelerate. There is some consolidation happening that is wonderful and activity in the shale plays continues to accelerate, so it’s good.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

And then, internationally, it is spotty. Things move around geographically, there’s hot spots. Certain countries are – go into periods of investment inactivity and so there’s a few of those happening right now. So, it’s difficult to correlate those.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. And then, Mathew, in terms of changing the revenue hurdle for multi-client, why would you kick it up to 2 times as opposed to just amortize faster under the 1.5 times?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Well, GAAP accounting at the end of the day is going to require us to match revenue with cost. And so, to the extent that we have tangible evidence that will demonstrate that just based on contracted items we would have fully amortized those. Then we are going to have been too conservative with respect to the amortization rate. So, it’s going to be driven specially, Joe, by assets that reach essentially full amortization based on contracts that we receive and those contracts having the cumulative effect of going above the 1.5x threshold.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. All right. And just thinking about the revenue outlook for the last two quarters of the year, you said I think 70% to 75% backlog burn in the back half, which kind of the caveman math get you to $195 million. And then, normally, I think you guys have stated you could [ph] build up (24:05) $90 million in book internal revenue a year. Is that still accurate?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: I’m sorry, say that one more time.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Sure. $90 million a year in book intern normally?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: In terms of the balance of this year, for book intern, we’ve got – well you have to decompose that to where there is available capacity. So, Latin America has moderate levels of available capacity. There is available capacity post some programs in Eastern Hemisphere. This is on the data acquisition side, on the proprietary side. So there is a little bit, but not a whole lot more.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. I guess, what I was going with all of this is you guys had commented that you thought you’d be at $500 million revenue run rate by the end of this year. And I just wanted to check your pulse on whether you still thought that was the case?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Yeah. Just a couple of calibrating observations. I think our view of that remains unchanged without making any specific observations about what any individual quarter’s revenue is going to look like. That said, one facet of Q2 was that pretty close to half of Q2’s revenues were realized during the month of June.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Wow.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: So from the standpoint of run rate potential combined with the backlog realization mix between the proprietary and the multi-client, I think we are well on the way there. Data library late sales are variable as we all have known. And so that will tend to be – have some effect on those numbers. But in terms of even excluding idle marine assets, what the revenue and margin generation capacity of the business is, I think, we’ve now gotten to a period where increased utilization is starting to demonstrate better.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. And we saw some more commentary from you guys on the MicroSeis [MicroSeismic] efforts this quarter. Richard, you said you had some in backlog, can you give us a little detail on how much of the backlog is MicroSeis, I know its small?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Yes, it is small, but we got a couple of projects. Those projects vary from 100,000 to 0.5 million. And so, depending on what they are, how complex. But we like what we’ve got. We’ve done our first project with a standalone AutoSeis HDR. And so – and we are doing our first AutoSeis HDR 3D land job as well. But getting back to MicroSeismic, it’s happening finally.

We have to spent a lot time. We’ve invested in some technology. We’ve developed some technology. We’ve really worked on methodologies to use the AutoSeis. And so, it’s manifesting. We are not up with the leader in the industry but we are heading in the right direction and will be a fast follower.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. How scalable are you?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: We are very scalable. We’ve got the platform entirely in place. We’ve got permitting in place. We’ve got the operating base in place worldwide. We’ve got the technology and the processing entirely in place. So, we’re very scalable.

<Q – Joe Hill – Tudor Pickering Holt & Co. Securities, Inc.>: Okay. That does it for me guys. Thanks a lot.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Thanks.

Operator:  Our next question comes from James West of Barclays Capital. Please go ahead.

<Q – James West – Barclays Capital, Inc.>: Hey, good afternoon, Richard. Good afternoon Math.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Good afternoon, James.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Hello James.

<Q – James West – Barclays Capital, Inc.>: When the Eastern Hemisphere equipment, I guess, it is actually running right now, plus the movements you’ve had in Latin America, when everything is fully going what do you think your non-North American asset utilization is at that point or is today, I guess?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: I mean, full – I used to use the number of 65% that’s full utilization means that your assets outside of the US are recording data 65% of the time. You could argue that in the better times you would get it up to 75%. So we are not there yet, but we – in the second half of the year, we should get close to that. So, you use that number 65%, 70%. So if I am telling you the crew ought to be able to generate $25 million to $30 million of year revenue, they are not having to work 12 months to do that, but typically working 8 or 9 months to do that.

<Q – James West – Barclays Capital, Inc.>: Okay. And then, I guess, that brings up the next question would be what kind of a CapEx budget are you looking at ex the multi-client investment, but the equipment CapEx for the back half of this year and then for 2012 because it looks like on

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

the numbers you’ve laid out or we backed into here, you’ll be running full out and you will be pretty fully utilized.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Yes, I think our PP&E CapEx guidance would remain unchanged from where we set it last year which was that we expected it to be at the upper end of the $30 million to $40 million range that we had given. So that remains unchanged at this point for the back half of – so on a full year 2011 basis. Implicit within that is a meaningful scale up in overall channel count to really position activity – position us for activity levels going into 2012.

I think we are still working at the 2012 PP&E CapEx estimate. But at this point, I’d say it’s probably likely to be in line with where we are today, but the scaling of our channel count will be incrementally higher given that we are continuing to benefit from reduced price point per channel as we scale up our overall capacity there. So, I apologize for having convoluted many thoughts but those were the variables that will change.

<Q – James West – Barclays Capital, Inc.>: Understood. And then, Math there is no retirements of any assets that’s going to happen over this period?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: You know, I think we still are benefiting from relatively early life with respect to the traditional cable systems that we are operating. And so, the 160,000 channels there you’re going to have roughly $10 million to $15 million of maintenance related CapEx for that ancillary system, vibes, etcetera. But I can tell you I think from where we sit today, five years from now, we will still have continued useful life for those assets.

<Q – James West – Barclays Capital, Inc.>: Okay. And then for the Marine assets, can you remind us again as those assets – when they’re working at the full utilization, what kind of revenue potential that is?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Yeah, I will say, yeah, we’ve got James – we have three crews, transition sea floor crews worth of gear. We have spent some money on that gear in the last two years keeping in good, the boats are all in good shape. So, if we operated as two large crews, those crews ought to generate at least even at a 50% utilization which is probably what you all use for that equipment. They ought generate $30 million per year per crew, $40 million. So you got comfortably $50 million, $60 million a year revenue there. In a good market it could be $70 million to $80 million.

<Q – James West – Barclays Capital, Inc.>: Okay. And then, last question for me. Are there any other – you guys have been rapidly expanding in the new market for last several years. Are there any new geographies, new countries that you’ve either entered recently or you’re about to enter?

<A – Richard Degner – Chairman, President & Chief Executive Officer>: I mean we do our best to monitor activity and be available to chase work everywhere. I think in the Western Hemisphere, I can say comfortably that we are seeing everything. Canada is an area that we’re exploring some opportunities in. And so, we’re open to [indiscernible] (33:11) here in the next couple of quarters how we pursue that market. It’s a good market. It’s a good market because of the shale activity and our ability to apply our shale technology. It’s a good market because there is a lot of very important clients there. It’s a good market because the Canadian professionals are an important part of any entrepreneurial company. So we want to be there. We will be there, don’t know exactly how. We’re dabbling up there with a few things now.

In the Eastern Hemisphere, we still have a lot of room for growth. So that will be a focus area for us. We have an office now in Moscow. We see Russia, former Soviet Union, as a great potential

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

opportunity. So, we’re hiring over there and we’re looking at really have to differentiate with technology there. That will be a growth spot. In West Africa, we’re chasing some things. So we try – East Africa as well, we’re bidding something. We have a opportunity net out there that hopefully is helping us see more and more of the opportunities and Eastern Hemisphere will be a big growth areas for us in the next three to five years.

<Q – James West – Barclays Capital, Inc.>: Okay. Good to hear. Thanks guys.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Thanks James.

Operator:  [Operator Instructions] Our next question comes from Gary Stromberg of Barclays Capital. Please go ahead.

<Q – Gary Stromberg – Barclays Capital, Inc.>: Hi, guys.

<A – Richard Degner – Chairman, President & Chief Executive Officer>: Hi, Gary. How are you?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Good morning.

<Q – Gary Stromberg – Barclays Capital, Inc.>: Good. Question for Mathew on the balance sheet. Can you just give us how much is drawn on the revolver at the end of the quarter, and the revolver size and availability?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Yeah, we – revolver is at $70 million. We had increased the revolver from $50 million to 70 million, and had done that a couple of weeks back. 48-ish was drawn. I think around $49 million was drawn at the end of June.

<Q – Gary Stromberg – Barclays Capital, Inc.>: Okay. And where do you feel comfortable in that revolver balance? Do you have liquidity hurdles that you’re looking at?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: No. I think we’re comfortable. What we had said a couple of quarters ago was that if there was – if there were indicators that our working capital needs, as we ramped up all of our activity, both domestically as well as internationally looked like it was going to climb. That would be a catalyst for looking at capital sources. That was a driver of increasing the revolver from $50 million to $70 million. So just looking at where we are today, there’s obviously been a decent consumption of cash. If you look at quarter-over-quarter change in working capital, it’s about $26 million swing from Q1 to Q2. So I think in terms of the availability on the revolver. We’re comfortable with where it is at this point.

But I’ll give you the same caveat. The rate of expansion of our activity is really across all regions of the world to the extent that there’s economic justification and adequate rate of return opportunity associated with deploying more capital. We’ll look at that thoughtfully and consider what the alternatives are.

<Q – Gary Stromberg – Barclays Capital, Inc.>: Okay. And just based on second half investment, I think you said, $170 million to $180 million [ph] total 102 (36:37) for staff to $70 million to $80 million. Does that leave you in a free cash position in the second half of the year? Are you going to be neutral or do you add to that revolver balance in the second half?

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: I think the revolver change and additional draws on revolver are going to be driven again more by working capital issues. We see adequate free cash flow to be able to fund the multi-client investment and the remaining CapEx on the PP&E side over the balance of the year.

Global Geophysical Services, Inc. Company	GGS Ticker	Q2 2011 Earnings Call Event Type	Jul. 28, 2011 Date

<Q – Gary Stromberg – Barclays Capital, Inc.>: Okay. That’s all I have. Thank you.

<A – P. Verghese – CFO, Senior VP & Head-Investor Relations>: Thank you.

Operator:  And I am showing no further questions at this time. Gentlemen, we would like to turn it back over to management for any closing remarks.

Richard A. Degner, Chairman, President & Chief Executive Officer

Thank you all. We appreciate your support of Global Geophysical. We look forward to talking to you again in the Q3.

P. Mathew Verghese, CFO, Senior VP & Head-Investor Relations

Thank you.

Operator:  Ladies and gentlemen, this does conclude today’s conference. You may all disconnect and have a wonderful day.

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